Exhibit B

SHARE TRANSFER AGREEMENT

Transferor:

Oriental Culture Investment Development LTD

Transferee:

China Stamp Trading Center Co., Limited

(The Transferor and the Transferee are hereinafter collectively referred to as the “Parties” and respectively as a “Party”.)

WHEREAS:

A. The Transferor legally holds a certain number of shares in Oriental Culture Holding LTD (the “Target Company” or “OCG”);

B. The Transferor agrees to transfer, and the Transferee agrees to accept the transfer of, part of the shares of the Target Company held by the Transferor.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Unless the context otherwise requires, terms used in this Agreement shall have the following meanings:

1.1 “Target Company” means Oriental Culture Holding LTD (OCG).

1.2 “Transferred Shares” means an aggregate of 490,000 ordinary shares of the Target Company held by the Transferor.

1.3 “Completion Date” means the date on which the Transferee’s name is recorded in the register of members of the Target Company.

ARTICLE 2
TRANSFER OF SHARES

2.1 The Transferor agrees to transfer to the Transferee, and the Transferee agrees to accept the transfer from the Transferor of 490,000 shares of the Target Company (the “Transferred Shares”), free and clear of all encumbrances, upon the terms and subject to the conditions set forth in this Agreement.

2.2 The Transferee agrees to accept the transfer of the Transferred Shares.

ARTICLE 3
TRANSFER PRICE AND PAYMENT

3.1 The Parties hereby agree that the total consideration for the transfer of the Transferred Shares shall be Zero (0) US Dollar/Hong Kong Dollar.

3.2 Given that the transfer price is zero, this transfer is a gratuitous transfer, and the Transferee is not required to pay any consideration to the Transferor for this share transfer.

ARTICLE 4
CLOSING

4.1 The Parties shall, as soon as practicable after the execution of this Agreement, jointly submit the necessary share transfer documents (such as instrument of transfer) to the Target Company and instruct the Target Company to update its register of members.

4.2 All rights, titles, and interests in and to the Transferred Shares (including dividends, voting rights, and other distributions declared on or after the Completion Date) shall be transferred from the Transferor to the Transferee on the Completion Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Transferor:

The Transferor represents and warrants that:

(a) It is duly organized and validly existing, and has full power and authority to execute and perform this Agreement.

(b) It has good and marketable title to the Transferred Shares, free and clear of all pledges, liens, encumbrances, or any third-party rights or restrictions.

5.2 Representations and Warranties of the Transferee:

The Transferee represents and warrants that:

(a) It is duly organized and validly existing, and has full power and authority to execute and perform this Agreement.

(b) It accepts this zero-consideration transfer and is aware that upon completion, it shall bear all responsibilities as a shareholder of the Target Company.

ARTICLE 6
BREACH OF AGREEMENT

Either Party that breaches its representations, warranties, or obligations under this Agreement and causes losses to the other Party shall be liable for compensation in accordance with the law.

ARTICLE 7
GOVERNING LAW AND DISPUTE RESOLUTION

7.1 The formation, validity, performance, interpretation, and dispute resolution of this Agreement shall be governed by the laws of [e.g., the Cayman Islands] .

7.2 Any dispute arising from or in connection with this Agreement shall be resolved through friendly negotiation between the Parties. If negotiation fails, either Party may submit the dispute to [e.g., the Hong Kong International Arbitration Centre (HKIAC)] for arbitration, which shall be conducted in accordance with its rules in effect at the time of applying for arbitration.

ARTICLE 8
MISCELLANEOUS

8.1 This Agreement is executed in two (2) counterparts, with each Party holding one (1) copy. All counterparts shall have the same legal effect.

8.2 This Agreement shall become effective upon being signed (or sealed) by the authorized representatives of both Parties.

Transferor: Oriental Culture Investment Development LTD

By:		(Seal)
Date:	14/11/2025

Transferee: China Stamp Trading Center Co., Limited

By:		(Seal)
Date:	14/11/2025

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